Exhibit 99.1

[LOGO OF MELLON BANK]

News Release
MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Don MacLeod	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001
Ron Gruendl	Andrew J. Clark
(412) 234-7157	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON REPORTS RECORD FULL-YEAR AND FOURTH QUARTER 2000 RESULTS
--Launches strategic review of leasing and asset-based lending businesses--

PITTSBURGH, Jan. 16, 2001--Mellon Financial Corporation (NYSE: MEL) today announced record full-year 2000 diluted earnings per share of $2.03, an increase of 10 percent compared with $1.85 per share in 1999, which included 3 cents per share for the combined effect of nonrecurring items noted below. The Corporation also announced record fourth quarter 2000 diluted earnings per share of 52 cents, an increase of 11 percent compared with 47 cents per share in the fourth quarter of 1999. The earnings per share increases were achieved despite the impact of the previously-disclosed May 2000 expiration of a long-term mutual fund administration contract with a third party. Core business sectors' contribution to earnings per share, which excludes the revenues and related expenses from this contract as well as the impact of divestitures, and other non-core activity from all periods, increased 26 percent year over year and 25 percent quarter over quarter.

Financial Highlights	Year ended		Quarter ended
(dollar amounts in millions, except per share	Dec. 31,	Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,
amounts; quarterly returns are annualized)	2000	1999	2000	2000	1999

Reported results (a):
Diluted earnings per share	$2.03	$1.85	$.52	$.51	$.47
Net income	$1,007	$963	$255	$252	$240
Return on equity	25.8%	22.4%	25.2%	25.8%	23.1%
Return on assets	2.15%	1.96%	2.17%	2.18%	2.01%

Operating results (b):
Diluted earnings per share	$2.03	$1.82	$.52	$.51	$.48
Net income	$1,007	$948	$255	$252	$245
Return on equity	25.8%	2.20%	25.2%	25.8%	23.5%
Return on assets	2.15%	1.93%	2.17%	2.18%	2.05%

Cash operating results (b):
Diluted earnings per share	$2.25	$2.04	$.57	$.56	$.53
Net income	$1,116	$1,066	$281	$279	$274
Return on equity	49.5%	42.6%	46.4%	48.8%	45.6%
Return on assets	2.48%	2.25%	2.48%	2.50%	2.38%
Fee revenue as a percentage of net interest and
fee revenue (FTE) (c)	70%	70%	71%	70%	70%
Trust and investment fee revenue as a percentage
of net interest and fee revenue (FTE) (c)	51%	46%	51%	50%	50%
Efficiency ratio excluding amortization of intangibles (c)	60%	62%	60%	60%	60%

(a)	Computed in accordance with generally accepted accounting principles.
(b)	Operating results equaled reported results in each quarter of 2000. Operating and cash operating results for the full year 1999 exclude a $77 million after-tax net gain from divestitures, $36 million after-tax of nonrecurring expenses and a $26 million after-tax charge for the cumulative effect of a change in accounting principle. The fourth quarter of 1999 excludes a $5 million after-tax net loss from divestitures. Cash operating results exclude the after-tax impact of the amortization of goodwill and other intangibles from purchase acquisitions.
(c)	Ratios were impacted by the fourth quarter 2000 reclassification of trust-preferred securities as an interest-bearing liability. The related expense was reclassified to interest expense from operating expense. Prior period ratios have been recalculated.

Mellon Reports Earnings
Jan. 16, 2001

"Our fourth quarter and full year performances clearly demonstrate the continued successful execution of our strategy of investing in our high-growth, high-return businesses," said Martin G. McGuinn, Mellon chairman and chief executive officer. "Our efforts resulted in a 26 percent increase in core business sectors' contribution to earning per share in 2000 and achieving a top-10 year-end market capitalization ranking among U.S. banks. We're confident that continuing to implement this strategy will enable us to create even more value for our shareholders."

The Corporation also declared a regular quarterly common dividend of 22 cents per share. This cash dividend is payable on Feb. 15, 2001, to shareholders of record at the close of business on Jan. 31, 2001.

Also today, the Corporation announced that as part of the continued sharpening of its strategic focus, it is conducting a review of Mellon Leasing Corporation businesses that serve mid-to-large corporations and vendors of small ticket equipment, along with Mellon Business Credit, which provides asset-based lending products. "The decision to conduct this strategic business review is not a reflection on the performance of these businesses, which are doing well," McGuinn said. "This is consistent with our continued review of our business mix to produce the growth and returns that will make us the best performing financial services company."

Full-year 2000 Financial Highlights:

  Net income exceeded $1 billion for the first time, in 2000. Return on equity increased to 25.8 percent from 22.4 percent and return on assets increased to 2.15 percent from 1.96 percent, compared to full-year 1999.
  With a 44 percent increase in the closing common stock price during 2000, the Corporation's market capitalization increased $6.9 billion to approximately $24 billion at year-end 2000.
  Fee revenue totaled 70 percent of net interest and fee revenue in both 2000 and 1999. Trust and investment fee revenue totaled 51 percent of net interest and fee revenue in 2000, compared with 46 percent in 1999.
  Fee revenue increased 10 percent compared to full-year 1999, excluding the impact of acquisitions and divestitures, as well as the May 2000 expiration of the long-term mutual fund administration contract with a third party, due to a 13 percent increase in trust and investment fee revenue. Fees from this contract totaled approximately $37 million pre-tax, or 4.5 cents per common share, in 2000, compared with approximately $87 million pre-tax, or 11 cents per common share, in 1999.
  Total revenue for the growth sectors comprised 62 percent of total core business sector revenue in 2000, compared with 60 percent in 1999. Income before taxes for the growth sectors represented 57 percent of core business sector pretax income, up from 54 percent in 1999.
  Assets under management totaled $530 billion, with assets under management, administration or custody totaling approximately $2.8 trillion at Dec. 31, 2000. Assets managed by subsidiaries and affiliates outside the United States totaled $67 billion at Dec. 31, 2000.

  The net interest margin was 3.64 percent, up from 3.50 percent in 1999.

—more—

Mellon Reports Earnings
Jan. 16, 2001

  Operating expense increased 5 percent compared with 1999, excluding the impact of acquisitions and divestitures, as well as nonrecurring expenses recorded in 1999.
  The Corporation repurchased 21.1 million common shares during 2000 at an average share price of $34.87 per share, leaving 18.6 million additional shares available for repurchase under the current 25 million share repurchase program. Since Jan. 1, 1999, the Corporation's common shares outstanding have been reduced by 37.1 million shares, or 7.1 percent, net of reissuances, due to stock repurchases totaling approximately $1.8 billion, at an average share price of $35.14 per share.

Fourth Quarter 2000 Financial Highlights:

  Return on equity increased to 25.2 percent from 23.1 percent and return on assets increased to 2.17 percent from 2.01 percent compared to a year ago.
  Fee revenue totaled 71 percent of net interest and fee revenue in the fourth quarter of 2000, compared with 70 percent in the fourth quarter of 1999. Trust and investment fee revenue totaled 51 percent of net interest and fee revenue in the fourth quarter of 2000, compared with 50 percent in the fourth quarter of 1999.
  Fee revenue increased 7 percent compared to a year ago, excluding the impact of acquisitions as well as the May 2000 expiration of the long-term mutual fund administration contract with a third party, due to a 9 percent increase in trust and investment fee revenue. Fees from this contract totaled approximately $22 million pre-tax, or 3 cents per common share, in the fourth quarter of 1999.
  The net interest margin was 3.62 percent in the fourth quarter of 2000, up from 3.46 percent in the fourth quarter of 1999.
  Operating expense increased only 1 percent in the fourth quarter of 2000, excluding the impact of acquisitions, compared with both the third quarter of 2000 and the fourth quarter of 1999.
  On Dec. 1, 2000, the Corporation completed its previously announced agreement to purchase the remaining 50 percent of ChaseMellon Shareholder Services, formerly a 50-50 joint venture between the Corporation and The Chase Manhattan Corporation. Following the purchase, the company was renamed Mellon Investor Services.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon offers a comprehensive array of banking services for individuals and corporations and is one of the world's leading providers of asset management, trust, custody and benefits consulting services. Mellon has approximately $2.8 trillion in assets under management, administration or custody, including $530 billion under management. Its asset management companies include The Dreyfus Corporation and Newton Investment Management Limited (U.K.).

Mellon Reports Earnings
Jan. 16, 2001

Taped comments from Steven G. Elliott, senior vice chairman and chief financial officer, regarding full-year and fourth quarter 2000 earnings are available by calling (412) 236-5385 beginning at approximately 1:30 p.m. EST on Tuesday, Jan. 16, 2001, through 5 p.m. EST on Tuesday, Jan. 23, 2001. These comments may include forward-looking or other material information. Mr. Elliott's pre-recorded commentary, plus a related series of graphics, also will be available at our Web site (www.mellon.com) during the same period. Press releases and other information about Mellon Financial Corporation and its products and services also are available at our Web site. For press releases by fax, call 1 (800) 758-5804, identification number 552187.

Note: Detailed supplemental financial information follows.

Mellon Reports Earnings
Jan. 16, 2001

Business Sectors

Summary	% of Core Sector Revenue		% of Core Sector Income Before Taxes

	2000	1999	2000	1999

Growth Sectors	62%	60%	57%	54%
Return Sectors	38%	40%	43%	46%

Total Core Business Sectors	100%	100%	100%	100%

Contribution To Earnings Per Share From Total Core Business Sectors (in millions, except per share amounts)	2000	1999	Growth

Net Income	$937	$783	20%
Contribution to EPS	$1.89	$1.50	26%

Contribution To Earnings Per Share From Total Core Business Sectors - Five Quarter Trend (in millions, except per share amounts)	4Q00	3Q00	2Q00	1Q00	4Q99

Net Income	$245	$240	$232	$220	$203
Contribution to EPS	$.50	$.48	$.47	$.44	$.40

The Corporation manages its business sectors utilizing growth and return strategies. The sectors managed for growth include businesses which are predominantly fee-based in nature. The Corporation invests in these businesses for future growth. The sectors managed for return include the more slowly growing, traditional banking businesses. These sectors are managed to drive profitability and higher returns on equity, primarily focusing on improving productivity through re-engineering and effective capital management.

Mellon Reports Earnings
Jan. 16, 2001

(dollar amounts in millions)	2000			1999

Sector	Total Revenue(a)	Income Before Taxes	Return on Common Equity	Total Revenue (a)	Income Before Taxes	Return on Common Equity

Managed for Growth:
Wealth Management	$449	$199	53%	$393	$162	52%
Global Investment Management	1,164	414	44	999	337	38
Global Investment Services	1,084	258	32	950	197	24

Total Growth Sectors	2,697	871	41	2,342	696	34
Managed for Return:
Regional Consumer Banking	621	223	24	611	188	20
Specialized Commercial Banking	497	235	22	464	212	21
Large Corporate Banking	561	188	15	519	188	13

Total Return Sectors	1,679	646	20	1,594	588	17

Total Core Business Sectors	$4,376	$1,517	28%	$3,936	$1,284	23%

(a)	Total revenue was impacted by the fourth quarter 2000 reclassification of trust-preferred securities as an interest-bearing liability. The related expense was reclassified to interest expense from operating expense. Prior year amounts have been reclassified.

Note: During 2000, the Corporation made several reclassifications from its Core Business sectors to reflect exit and realignment strategies relating to certain businesses. In the fourth quarter of 2000, the Corporation reclassified the results of its consumer loan production offices, auto dealer financial services and purchased consumer loan portfolios from Regional Consumer Banking and the results of its large ticket leasing business from Specialized Commercial Banking to Divestitures/Exit Businesses, a non-core business sector. In the second quarter of 2000, the Corporation realigned its jumbo residential mortgage origination business to focus primarily on existing private client relationships. The jumbo mortgage lending results, previously a part of Wealth Management, were also reclassified to Divestitures/Exit Businesses. In addition, in the fourth quarter of 2000, the Corporation reclassified Mellon Ventures from Specialized Commercial Banking to Other Activity. Prior year results have been reclassified.

Sectors Managed for Growth

2000 vs. 1999	Total Revenue Growth	Operating Expense Growth	Income Before Taxes Growth

Wealth Management	14%	7%	23%
Global Investment Management	17%	13%	23%
Global Investment Services	14%	10%	31%
Total Growth Sectors	15%	11%	25%

The Corporation's growth sectors continued to show strong growth in revenue and income before taxes for the full-year 2000. Revenue for the growth sectors grew 15% in 2000, while income before taxes grew 25%. The pretax operating margin, excluding the amortization of intangibles, for the growth sectors was 34% in 2000, compared with 32% in 1999.

Mellon Reports Earnings
Jan. 16, 2001

Sectors Managed for Return

	Pretax Operating Margin (a)		Return on Common Equity		Average Allocated Equity

(dollars amounts in millions)	2000	1999	2000	1999	2000	1999

Regional Consumer Banking	42%	39%	24%	20%	$608	$644
Specialized Commercial Banking	53%	52%	22%	21%	$820	$775
Large Corporate Banking	34%	36%	15%	13%	$1,053	$1,233

Total Return Sectors	42%	42%	20%	17%	$2,481	$2,652

(a) Excludes amortization of intangibles.

Note: The pretax operating margin was impacted by the fourth quarter 2000 reclassification of trust-preferred securities as an interest-bearing liability. The related expense was reclassified to interest expense from operating expense. Prior year margins have been recalculated.

The results in 2000 for the return sectors continue to demonstrate the Corporation's strategy of driving profitability and higher returns on equity, primarily focusing on improving productivity through re-engineering and effective capital management. The Corporation aggressively manages capital levels in the return sectors. Average allocated equity decreased $171 million in 2000, and the return on common equity increased to 20%, up from 17% in 1999. The pretax operating margin in 2000 was 42%, unchanged from 1999. Credit losses in the return sectors consumed $61 million, or 3.9%, of revenue in 2000 compared with $40 million, or 2.6%, in 1999. The cash management business line, which is included in the Large Corporate Banking sector, continued to produce strong results. The cash management business line's revenue improved by $51 million, or 16%, in 2000 compared to 1999, and income before taxes improved by $24 million, or 33%, in 2000 compared to 1999.

Mellon Ventures, the Corporation's venture capital group, recorded a pre-tax loss of $12 million in the fourth quarter of 2000 compared with income before taxes of $5 million in the prior-year period, and a pre-tax loss of $1 million in the full-year 2000 compared with income before taxes of $14 million in the full-year 1999. As discussed in the note to the table on the prior page, the venture capital group's results were reclassified from the Specialized Commercial Banking sector to Other Activity in the fourth quarter of 2000.

As discussed on page 2, the Corporation is conducting a strategic review of Mellon Leasing Corporation businesses that serve mid-to-large corporations and vendors of small ticket equipment, along with Mellon Business Credit, which provides asset-based lending products. These business lines are included in the Specialized Commercial Banking sector. For the full-year 2000, these businesses generated total revenue of $115 million and income before tax of $41 million, after the amortization of goodwill of $15 million, with average loans totaling approximately $3 billion. Goodwill totaled $315 million at Dec. 31, 2000. Net credit losses for these businesses for the full-year 2000 totaled $13  million and nonperforming assets at Dec. 31, 2000 totaled $34 million. Excluding these business lines, the pretax operating margin, return on common equity and average allocated equity for the Specialized Commercial Banking sector would have been 55%, 25% and $602 million, respectively. In addition, excluding these business lines, the proportion of the core sector revenue between the growth sectors and the return sectors for 2000 would have been 63% and 37% and the proportion of core sector income before taxes would have been 59% and 41%. The contribution to earnings per share from the core business sectors for 2000, excluding these business lines, would have been $1.84, an increase of 27% compared to 1999.

Mellon Reports Earnings
Jan. 16, 2001

Noninterest Revenue

	Year ended		Quarter ended

(dollar amounts in millions, unless otherwise noted)	Dec. 31, 2000	Dec. 31, 1999	Dec. 31, 2000	Sept. 30, 2000	Dec. 31, 1999

Trust and investment fee revenue:
Investment management fee revenue:
Mutual funds	$681	$602	$172	$176	$157
Institutional	318	271	95	75	81
Private clients	312	292	81	78	75

Total investment management fee revenue	1,311	1,165	348	329	313
Administration and custody fee revenue:
Institutional trust	511	396	134	122	96
Mutual funds	125	182	20	22	48
Private clients	22	19	8	6	4

Total administration and custody fee revenue	658	597	162	150	148
Benefits consulting	250	250	65	66	67
Brokerage fees	76	62	16	16	18

Total trust and investment fee revenue	2,295	2,074	591	561	546
Cash management and deposit transaction charges	326	304	86	83	76
Foreign currency and securities trading revenue	178	173	43	42	43
Financing-related revenue	184	193	58	44	56
Equity investment revenue	78	63	5	20	16
Mortgage servicing fees	10	153	3	3	2
Other	79	140	20	20	20

Total fee and other revenue	3,150	3,100	806	773	759
Net gain (loss) from divestitures	--	127	--	--	(7)
Gains on sales of securities	--	--	--	--	--

Total noninterest revenue	$3,150	$3,227	$806	$773	$752

Fee revenue as a percentage of net interest and
fee revenue (FTE)	70%	70%	71%	70%	70%
Trust and investment fee revenue as a percentage
of net interest and fee revenue (FTE)	51%	46%	51%	50%	50%
Assets under management at period end (in billions)			$530	$540	$488
Assets under administration or custody at period end (in billions)			$2,267	$2,298	$2,198

Note: In the first quarter of 2000, various items previously reported in other fee revenue were reclassified to mutual fund administration and custody revenue in trust and investment fee revenue; cash management and deposit transaction charges; financing-related revenue; and equity investment revenue. In addition, net interest revenue was impacted by the fourth quarter 2000 reclassification of trust-preferred securities expense to interest expense from operating expense. Prior period amounts have been reclassified and the percentages of fee revenue and trust and investment fee revenue to net interest and fee revenue have been recalculated. For analytical purposes, the term "fee revenue," as utilized throughout this earnings release, is defined as total noninterest revenue less gains on the sales of securities and the net gain (loss) from divestitures.

Mellon Reports Earnings
Jan. 16, 2001

Fee revenue

Fee revenue of $806 million in the fourth quarter of 2000 was impacted by the previously-disclosed May 2000 expiration of a long-term mutual fund administration contract with a third party, and the December 2000 acquisition of the remaining 50% interest in the ChaseMellon Shareholder Services joint venture, renamed Mellon Investor Services. Excluding these factors, fee revenue increased 7% in the fourth quarter of 2000, compared with the fourth quarter of 1999, due to a 9% increase in trust and investment fee revenue.

Fee revenue growth (a)	Full-year 2000 over Full-year 1999	4th Qtr. 2000 over 4th Qtr. 1999	4th Qtr. 2000 over 3rd Qtr. 2000

Trust and investment fee revenue growth	13%	9%	2%(b)
Total fee revenue growth	10%	7%	2%(b)

(a)	Excludes the impact of acquisitions and divestitures and the effect of the expiration of the long-term mutual fund administration contract with a third party in May 2000.
(b)	Unannualized.

Fee revenue in the full-year 2000 totaled $3.150 billion, a $50 million increase compared with $3.100 billion for the full-year 1999. Excluding the effect of acquisitions and divestitures and the effect of the May 2000 expiration of the long-term mutual fund administration contract with a third party, fee revenue for the full-year 2000 increased 10% compared with the full-year 1999, due to a 13% increase in trust and investment fee revenue.

Investment management fee revenue

Investment management fee revenue increased $35 million, or 11%, in the fourth quarter of 2000, compared with the fourth quarter of 1999, and increased $146 million, or 13%, in the full-year 2000, compared with the full year 1999. The increase in the fourth quarter of 2000 compared to the fourth quarter of 1999 resulted from a $15 million, or 10%, increase in mutual fund management revenue; a $14 million, or 16%, increase in institutional asset management revenue; and a $6 million, or 9%, increase in private client asset management revenue. These increases resulted primarily from net new business. In addition, the increase in institutional asset management revenue primarily reflects a higher level of performance fees earned by investment managers as the investment performance of their products exceeded various benchmarks. The measurement period is generally annually, with revenue primarily recorded in the fourth and first quarters of each year.

Mutual fund management fees are based upon the average net assets of each fund. The average assets of proprietary mutual funds managed in the fourth quarter of 2000 were $145 billion, up $16 billion, or 13%, from $129 billion in the fourth quarter of 1999, and up $3 billion, or 2% unannualized, from $142 billion in the third quarter of 2000. The increase compared with the fourth quarter of 1999 resulted primarily from increases in average net assets of taxable money market funds and equity funds. Proprietary equity funds averaged $56 billion in the fourth quarter of 2000, a decrease of $3 billion, or 6%, compared with $59 billion in the third quarter of 2000, and an increase of $7  billion, or 13%, compared with $49 billion in the fourth quarter of 1999.

Mellon Reports Earnings
Jan. 16, 2001

As shown in the table below, the market value of assets under management was $530 billion at Dec. 31, 2000, a $10 billion, or 2%, decrease from $540 billion at Sept. 30, 2000, and a $42 billion, or 9%, increase from $488 billion at Dec. 31, 1999. The decrease at Dec. 31, 2000, compared to Sept. 30, 2000, was primarily due to a decline in the equity markets in the fourth quarter of 2000. The equity markets, as measured by the Standard and Poor's 500 Index, decreased 8.1% in the fourth quarter of 2000 and 10.1% in the full-year 2000, while a key bond market benchmark, the Lehman Brothers Long-Term Government Bond Index, increased 7.3% in the fourth quarter of 2000 and 20.1% in the full-year 2000.

Market value of assets under management
(in billions)	Dec. 31, 2000	Sept. 30, 2000	June 30, 2000	March 31, 2000	Dec. 31, 1999

Mutual funds managed:
Equity funds	$54	$60	$59	$59	$54
Money market funds	68	64	58	60	59
Other long-term funds	21	21	21	21	21
Nonproprietary	31	32	31	31	30

Total mutual fund assets managed	174	177	169	171	164
Private clients	54	54	54	54	55
Institutional (a)	302	309	298	286	269

Total market value of assets under management	$530	$540	$521	$511	$488

(a)	Includes assets managed at Pareto Partners of $29 billion at Dec. 31, 2000; $29 billion at Sept. 30, 2000; $30 billion at June 30, 2000; $32 billion at both March 31, 2000 and Dec. 31, 1999. The Corporation has a 30% equity interest in Pareto Partners.

Administration and custody fee revenue

Administration and custody fee revenue increased $14 million, or 8%, in the fourth quarter of 2000 compared with the fourth quarter of 1999, and increased $61 million, or 10%, in the full-year 2000 compared to the full-year 1999. The increase in the fourth quarter of 2000, compared to the fourth quarter of 1999, resulted from a $38 million, or 39%, increase in institutional trust and custody revenue resulting from net new business and the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services, which accounted for approximately half of the $38 million increase. Prior to the acquisition, the results of Mellon Investor Services had been accounted for under the equity method of accounting, with the net results recorded as trust and investment fee revenue. Beginning in December 2000, the gross fee revenue from this business is included in institutional trust and custody revenue. Mellon Investor Services generated approximately $240 million of gross fee revenue in full year 2000.

The $28 million, or 59%, decrease in mutual fund administration and custody fee revenue in the fourth quarter of 2000, compared with the fourth quarter of 1999, was primarily due to the May 2000 expiration of the long-term mutual fund administration contract with a third party. Fees from this contract totaled approximately $22 million pre-tax, or $.03 per common share, in the fourth quarter of 1999. Fees from this contract totaled approximately $37 million pre-tax, or $.045 per common share, in the full year 2000, compared with approximately $87 million pre-tax, or $.11 per common share, in the full year 1999.

The market value of assets under administration or custody, shown in the table on the following page, was $2,267 billion at Dec. 31, 2000, a decrease of $31 billion, or 1%, compared with $2,298 billion at Sept.  30, 2000, and an increase of $69 billion, or 3%, compared with $2,198 billion at Dec. 31, 1999.

Mellon Reports Earnings
Jan. 16, 2001

Market value of assets under administration or custody
(in billions)	Dec. 31, 2000	Sept. 30, 2000	June 30, 2000	March 31, 2000	Dec. 31, 1999

Institutional trust (a)(b)	$2,118	$2,153	$2,122	$2,131	$2,074
Mutual funds	116	111	100	93	87
Private clients	33	34	35	37	37

Total market value of assets under administration or custody	$2,267	$2,298	$2,257	$2,261	$2,198

(a)	Includes $323 billion of assets at Dec. 31, 2000; $330 billion of assets at Sept. 30, 2000; $320 billion of assets at June 30, 2000; $325 billion of assets at March 31, 2000; and $324 billion of assets at Dec. 31, 1999, administered by CIBC Mellon Global Securities Services, a joint venture.
(b)	Assets administered by the Corporation under ABN AMRO Mellon, a strategic alliance of the Corporation and ABN AMRO, included in the table above, were $95 billion at Dec. 31, 2000; $84 billion at Sept. 30, 2000; $64 billion at June 30, 2000; $60 billion at March 31, 2000; and $58 billion at Dec. 31, 1999.

Benefits consulting fees generated by Buck Consultants decreased $2 million, or 2%, in the fourth quarter of 2000, compared with the fourth quarter of 1999. The level of benefits consulting fees in 2000 was negatively impacted by the contribution of pre-existing business to joint ventures. The $2 million, or 16%, decrease in brokerage fees in the fourth quarter of 2000 compared to the prior-year period primarily resulted from lower trading volumes in the volatile equities markets. Dreyfus Brokerage Services, Inc. averaged approximately 11,000 trades per day in the fourth quarter of 2000, compared with approximately 11,000 trades per day in the third quarter of 2000 and approximately 12,000 trades per day in the fourth quarter of 1999.

Cash management fees and deposit transaction charges increased $10 million, or 13%, in the fourth quarter of 2000, compared with the prior-year period, primarily resulting from higher volumes of business in cash management, especially in electronic services. Cash management fees do not include revenue from customers holding compensating balances on deposits in lieu of paying fees. The earnings on the compensating balances are recognized in net interest revenue. Foreign currency and securities trading revenue remained unchanged in the fourth quarter of 2000, compared with the prior-year period.

Financing-related and equity investment revenue totaled $63 million in the fourth quarter of 2000, compared with $64 million in the third quarter of 2000 and $72 million in the fourth quarter of 1999. Financing-related revenue, which primarily includes loan commitment fees; letters of credit and acceptance fees; loan securitization revenue; gains or losses on loan securitizations and sales; and gains or losses on lease residuals, increased $2  million in the fourth quarter of 2000 compared with the fourth quarter of 1999. Equity investment revenue, which includes realized and unrealized gains and losses on venture capital investments, decreased $11 million in the fourth quarter of 2000, compared with the fourth quarter of 1999, due to an increase in unrealized losses.

The $3 million of mortgage servicing fees in the fourth quarter of 2000 relates to the servicing of jumbo mortgages retained by the Corporation following the 1999 divestiture of the mortgage businesses.

Other revenue remained unchanged in the fourth quarter of 2000 compared with the prior-year period. The $61 million decrease in the full year 2000 compared with the full year 1999 primarily resulted from the divestiture of the credit card and network services businesses in 1999.

Mellon Reports Earnings
Jan. 16, 2001

Fee and other revenue including gross joint venture fee revenue

The Corporation accounts for its interests in joint ventures under the equity method of accounting, with net results recorded primarily as trust and investment fee revenue. The gross joint venture fee revenue is not included in the reported fee revenue. Approximately 45% of the trust and investment gross joint venture fee revenue for the full-year 2000 presented in the table below is attributable to Mellon Investor Services. Following the December 2000 acquisition of the remaining 50% interest in the joint venture, this gross revenue began to be included in reported fee revenue. The table below presents the components of total fee and other revenue, including gross joint venture fee revenue.

	Year ended			Quarter ended

(in millions)	Dec. 31, 2000		Dec. 31, 1999	Dec. 31, 2000		Sept. 30, 2000	Dec. 31, 1999

Trust and investment fee revenue	$2,760		$2,483	$690		$671	$668
Foreign currency and securities trading revenue	203		183	48		48	46
Non-impacted components of fee and other revenue	677		853	172		170	170

Total fee and other revenue including gross joint venture fee revenue	3,640		3,519	910		889	884

Less: Trust and investment gross joint venture fee revenue	(465)	(a)	(409)	(99)	(a)	(110)	(122)
Foreign currency and securities trading gross joint venture fee revenue	(25)		(10)	(5)		(6)	(3)

Total gross joint venture fee revenue (b)	(490)		(419)	(104)		(116)	(125)

Total fee and other revenue as reported	$3,150		$3,100	$806		$773	$759

(a)	The full-year 2000 amount includes only 11 months of gross revenue and the fourth quarter 2000 amount includes only 2 months of gross revenue from Mellon Investor Services, as the Corporation purchased the remaining 50% interest in this joint venture on Dec. 1, 2000.
(b)	The gross joint venture fee revenue presented above is shown net of the equity income earned from the joint ventures.

Net gain (loss) from divestitures

In the fourth quarter of 1999, the Corporation recorded a $7 million pre-tax net loss from divestitures. The after-tax impact totaled $5 million, or approximately $.01 per common share. The net loss primarily resulted from an adjustment to the previous write-downs recorded for the residential mortgage servicing business. This loss was partially offset by an additional gain related to the divestiture of the network services transaction processing unit as more customers converted to the purchaser. Including the $134 million pre-tax net gain from divestitures recorded in the first nine months of 1999, the pre-tax net gain from divestitures for the full-year 1999, totaled $127 million.

Mellon Reports Earnings
Jan. 16, 2001

Net Interest Revenue

	Year ended		Quarter ended

(dollar amounts in millions)	Dec. 31, 2000	Dec. 31, 1999	Dec. 31, 2000	Sept. 30, 2000	Dec. 31, 1999

Net interest revenue (FTE) (a)	$1,338	$1,360	$335	$339	$333
Net interest margin (FTE) (a)	3.64%	3.50%	3.62%	3.74%	3.46%

Average securities	$6,330	$6,513	$6,873	$6,166	$6,275
Average loans	$27,874	$30,320	$26,857	$27,430	$29,159
Average interest-earning assets	$36,623	$38,821	$36,675	$35,927	$38,073

(a)	Amounts and margins were impacted by the fourth quarter 2000 reclassification of trust-preferred securities as an interest-bearing liability. The related expense was reclassified to interest expense from operating expense. Prior period amounts have been reclassified and margins have been recalculated.

Net interest revenue on a fully taxable equivalent basis in the fourth quarter of 2000 increased $2 million, compared with the fourth quarter of 1999, reflecting improved spreads and the positive impact of interest-free funds in a higher rate environment, including compensating deposits held in lieu of customers paying cash management fees, partially offset by higher funding costs related to the repurchase of common stock and a $1.4 billion lower level of average interest-earning assets. Average loans decreased $2.3 billion in the fourth quarter of 2000 compared to the fourth quarter of 1999, primarily reflecting a lower level of wholesale loans.

Net interest revenue on a fully taxable equivalent basis in the fourth quarter of 2000 decreased $4 million, or 1%, unannualized, compared with the third quarter of 2000. This decrease resulted in part from higher funding costs related to the repurchase of common stock.

Net interest revenue on a fully taxable equivalent basis decreased $22 million in 2000 compared with 1999. This decrease primarily resulted from the divestitures of the credit card and mortgage banking businesses, as well as higher funding costs related to the repurchase of common stock, partially offset by the positive impact of interest-free funds including the impact of compensating deposits held in lieu of customers paying cash management fees. Average interest-earning assets were $2.2 billion lower in 2000 compared with 1999, as average loans decreased by $2.4  billion. Excluding the net interest revenue generated by the divested businesses, net interest revenue increased 1% compared with the full-year 1999.

Mellon Reports Earnings
Jan. 16, 2001

Operating Expense
	Year ended		Quarter ended

(dollar amounts in millions)	Dec. 31, 2000	Dec. 31, 1999	Dec. 31, 2000	Sept. 30, 2000	Dec. 31, 1999

Staff expense	$1,595	$1,559	$409	$399	$384
Professional, legal and other purchased services	286	280	72	77	73
Net occupancy expense	241	243	62	57	57
Equipment expense	150	186	40	35	42
Amortization of goodwill	115	118	28	29	29
Amortization of other intangible assets	19	30	4	3	8
Amortization of mortgage servicing assets and purchased credit card relationships	5	113	1	2	1
Net expense (revenue) from acquired property	2	(14)	--	2	(4)
Other expense	438	455	108	100	105

Total operating expense (a)	$2,851	$2,970	$724	$704	$695

Efficiency ratio (a)(b)	63%	66%	63%	63%	64%
Efficiency ratio excluding amortization of goodwill and other intangible assets (a)	60%	62%	60%	60%	60%

Average full-time equivalent staff	25,800	28,000	25,800	25,800	25,800

(a)	During the fourth quarter of 2000, the trust preferred securities were reclassified as an interest-bearing liability. The related expense was reclassified to interest expense from operating expense. Prior period amounts have been reclassified and efficiency ratios have been recalculated.
(b)	Operating expense before net expense (revenue) from acquired property and second quarter 1999 nonrecurring expenses, as a percentage of revenue, computed on a taxable equivalent basis, excluding the net gain (loss) on divestitures and gains on the sales of securities.

Operating expense totaled $724 million in the fourth quarter of 2000, an increase of $29 million compared with the fourth quarter of 1999, primarily resulting from the December 2000 acquisition of the remaining 50% interest in the Mellon Investor Services joint venture. Excluding the effect of acquisitions, operating expense increased only 1% compared with the fourth quarter of 1999, reflecting higher staff expense including higher incentive expense.

Operating expense growth (a)	Full-year 2000 over Full-year 1999	4th Qtr. 2000 over 4th Qtr. 1999	4th Qtr. 2000 over 3rd Qtr. 2000

Operating expense growth	5%	1%	1% (b)

(a)	Excludes the impact of acquisitions and divestitures and the effect of the second quarter 1999 nonrecurring expenses, and is before the net expense (revenue) from acquired property.
(b)	Unannualized.

Operating expense totaled $2.851 billion for the full-year 2000, a decrease of $119 million, compared with $2.970 billion in the full-year 1999. The decrease primarily resulted from the 1999 divestitures of the credit card business, network services transaction processing unit and the mortgage banking businesses, as well as $56 million of nonrecurring expenses recorded in the second quarter of 1999. The nonrecurring expenses included a $30 million charitable contribution to the Mellon Financial Corporation Foundation,

Mellon Reports Earnings
Jan. 16, 2001

classified as other expense in the table above, and $26 million of expenses in connection with replacing obsolete computer equipment and closing facilities as part of Mellon's Third Century strategic initiatives. The Third Century expenses were recorded as $21 million of equipment expense and $5 million of net occupancy expense in the table above. Excluding the effect of acquisitions, divestitures and nonrecurring expenses, operating expense increased 5% during the full-year 2000 compared with the prior-year.

Income Taxes

The Corporation's effective tax rate for 2000 was 36.4%, substantially unchanged from 1999, excluding the effect of the net gain from divestitures, and nonrecurring expenses. It is currently anticipated that the effective tax rate will be approximately the same in 2001.

Provision for Credit Losses, Net Credit Losses and Reserve for Credit Losses

	Year ended			Quarter ended

(dollar amounts in millions)	Dec. 31, 2000		Dec. 31, 1999	Dec. 31, 2000		Sept. 30, 2000	Dec. 31, 1999

Provision for credit losses	$45		$45	$15		$10	$10

Net credit (losses) recoveries:
Credit card	$--		$(10)	$--		$--	$--
Other consumer credit	(14)		(12)	(6)		(2)	(2)
Commercial real estate	5		2	1		(1)	2
Commercial and financial	(44)		(30)	(15)		(8)	(12)

Total net credit losses	$(53)		$(50)	$(20)		$(11)	$(12)

Annualized net credit losses to average loans	.19%	(a)	.17%	.30%	(a)	.16%	.16%

Reserve for credit losses at end of period	$393		$ 403	$393		$400	$403
Reserve as a percentage of total loans	1.49%		1.33%	1.49%		1.46%	1.33%

(a)	The ratio of net credit losses to average loans, excluding the credit losses resulting from the adoption of the new regulatory standards discussed below, was .18% for the full-year 2000 and .24% for the fourth quarter of 2000.

The provision for credit losses totaled $15 million in the fourth quarter of 2000, an increase of $5 million, compared with the fourth quarter of 1999. Other consumer net credit losses totaled $6 million in the fourth quarter of 2000 and included $4 million resulting from the adoption at year-end 2000 of new standards for the classification and management of retail credit, published by the banking regulators.

The reserve for credit losses as a percentage of total loans was 1.49% at Dec. 31, 2000, a 16 basis point increase compared with the prior year end reflecting a $3.9 billion, or 13%, lower level of loans outstanding.

Mellon Reports Earnings
Jan. 16, 2001

Nonperforming Assets

(dollar amounts in millions)	Dec. 31, 2000	Sept. 30, 2000	June 30, 2000	Dec. 31 1999

Nonperforming loans:
Consumer mortgage	$23	$21	$32	$40
Commercial real estate	5	7	8	6
Other	224	176	167	96

Total nonperforming loans	252	204	207	142
Acquired property:
Real estate acquired	13	12	13	15
Reserve for real estate acquired	--	--	(1)	(1)

Net real estate acquired	13	12	12	14
Other assets acquired	6	6	9	3

Total acquired property	19	18	21	17

Total nonperforming assets	$271	$222	$228	$159

Nonperforming loans as a percentage of total loans	.95%	.74%	.75%	.47%
Nonperforming assets as a percentage of total loans and net acquired property	1.03%	.81%	.82%	.53%

Nonperforming assets increased $49 million, compared with Sept. 30, 2000, and $112 million, compared with Dec. 31, 1999. The higher level of nonperforming assets, compared with Sept. 30, 2000, primarily resulted from assignment of nonperforming status to commercial loans totaling $38 million to a borrower in the building materials manufacturing industry, who voluntarily filed for Chapter 11 bankruptcy protection in October 2000 as a result of the financial burden caused by asbestos liability litigation claims. This bankruptcy filing was previously described in the Corporation's third quarter 2000 earnings press release dated Oct. 17, 2000 and Form 10-Q for the quarter ended Sept. 30, 2000. In addition, the adoption at year-end 2000 of the previously discussed new regulatory retail credit standards resulted in a $4 million addition of nonaccrual consumer mortgages. The higher level of nonperforming assets, compared with Dec.  31, 1999, primarily resulted from the previously mentioned items as well as the assignment of nonperforming status to commercial loans to a health care provider and its affiliated companies in the first quarter of 2000. This health care provider has continued to meet its contractual interest payments, which have been applied to their outstanding principal balance.

Mellon Reports Earnings
Jan. 16, 2001

Selected Capital Data

(dollar amounts in millions, except per share amounts)	Dec. 31, 2000		Sept. 30, 2000	June 30, 2000	Dec. 31, 1999

Total shareholders' equity (a)	$4,152		$4,032	$3,864	$4,016
Total shareholders' equity to assets ratio	8.24%		8.89%	8.39%	8.38%

Tangible shareholders' equity (b)(c)	$2,535		$2,425	$2,228	$2,288
Tangible shareholders' equity to assets ratio (d)	5.21%		5.56%	5.03%	4.96%

Tier I capital ratio	7.2%	(e)	7.21%	6.72%	6.60%
Total (Tier I plus Tier II) capital ratio	11.7%	(e)	11.72%	10.97%	10.76%
Leverage capital ratio	7.1%	(e)	7.18%	6.69%	6.72%

Book value per common share	$8.53		$8.26	$7.91	$8.02
Tangible book value per common share	$5.21		$4.97	$4.56	$4.57

Closing common stock price	$49.19		$46.38	$36.44	$34.06
Market capitalization	$23,941		$22,631	$17,788	$17,052
Common shares outstanding (000)	486,739		487,990	488,171	500,623

(a)	Average total shareholders' equity for the full-years 2000 and 1999 were $3.904 billion and $4.309 billion.
(b)	Average tangible shareholders' equity for the full-years 2000 and 1999 were $2.256 billion and $2.503 billion.
(c)	Includes $89 million, $81 million, $77 million and $67 million, respectively, of minority interest, primarily related to Newton. In addition, includes $334 million, $313 million, $319 million and $345 million, respectively, of tax benefits related to tax deductible goodwill and other intangibles.
(d)	Shareholders' equity plus minority interest less goodwill and other intangibles recorded in connection with purchase acquisitions divided by total assets less goodwill and other intangibles. The amount of goodwill and other intangibles subtracted from shareholders' equity and total assets is net of any tax benefit.
(e)	Estimated.

The Corporation's capital ratios reflected the positive impact of earnings retention after common dividend payments, offset primarily by the effect of common stock repurchases and by higher asset levels at Dec. 31, 2000. The Corporation's balance sheet increased by approximately $5 billion in the fourth quarter of 2000, due in large part to customer driven liquidity in excess of typical levels, which impacted the period-end capital ratios. The Corporation's liquid assets increased approximately $5.8 billion in the fourth quarter while loans decreased approximately $1.1 billion in the same period.

During the fourth quarter of 2000, 3.1 million shares of common stock were repurchased, bringing year-to-date repurchases to 21.1 million shares at a purchase price of $737 million for an average share price of $34.87 per share. Common shares outstanding at Dec. 31, 2000, were 7.1% lower than at Dec. 31, 1998, reflecting a 37.1 million reduction, net of shares reissued primarily for employee benefit plan purposes. This reduction was due to stock repurchases totaling approximately $1.8 billion, at an average share price of $35.14 per share. There are an additional 18.6 million shares available for repurchase under the current 25 million share repurchase program authorized by the board of directors in May 2000.

The Corporation's average level of treasury stock was approximately $633 million higher in the fourth quarter of 2000 compared with the fourth quarter of 1999. After giving effect to funding the higher level

Mellon Reports Earnings
Jan. 16, 2001

of treasury stock, valued at a short-term funding rate, the lower share count increased diluted earnings per share by approximately 4%, comparing the fourth quarter of 2000 with the fourth quarter of 1999, and approximately 3% comparing the full-year 2000 with the full-year 1999.

Cash Operating Results

Except for the 1994 merger with Dreyfus, which was accounted for under the "pooling of interests" method, the Corporation has been required to account for business combinations under the "purchase" method of accounting. The purchase method results in the recording of goodwill and other identified intangibles that are amortized as noncash charges in future years into operating expense. The pooling of interests method does not result in the recording of goodwill or intangibles. Since goodwill and intangible amortization expense does not result in a cash expense, the economic value to shareholders under either accounting method is the same assuming a given financing mix. Operating results, excluding the impact of intangibles, are shown in the table below.

Cash operating results

	Year ended			Quarter ended

(dollar amounts in millions, except per share amounts; quarterly ratios annualized)	Dec. 31, 2000	Dec. 31, 1999	(a)	Dec. 31, 2000	Sept. 30, 2000	Dec. 31, 1999	(a)

Operating net income	$1,007	$948		$255	$252	$245
After-tax impact of amortization of intangibles
from purchase acquisitions:
Goodwill	98	100		24	25	24
Other intangibles	11	18		2	2	5

Cash operating net income	$1,116	$1,066		$281	$279	$274
Increase over prior-year period	5%	10%		2%	5%	9%
Cash operating earnings per share - diluted	$2.25	$2.04		$.57	$.56	$.53
Increase over prior-year period	10%	11%		8%	8%	13%

Average common equity	$3,904	$4,309		$4,023	$3,893	$4,133
Less: Average goodwill and other identified
intangibles, net of tax benefit (b)	(1,724)	(1,870)		(1,694)	(1,701)	(1,811)
Plus: Average minority interest (c)	76	64		81	77	66

Average tangible common equity (b)	$2,256	$2,503		$2,410	$2,269	$2,388
Cash return on tangible common equity (b)	49.5%	42.6%		46.4%	48.8%	45.6%
Average total assets	$46,744	$49,184		$46,741	$46,058	$47,451
Average total tangible assets (b)	$45,020	$47,314		$45,047	$44,357	$45,640
Cash return on tangible assets (b)	2.48%	2.25%		2.48%	2.50%	2.38%

(a)	Cash operating results for the full year 1999 exclude a $77 million after-tax net gain from divestitures, $36 million after-tax of nonrecurring expenses and a $26 million after-tax charge for the cumulative effect of a change in accounting principle. The fourth quarter of 1999 excludes a $5 million after-tax net loss from divestitures.
(b)	The amount of goodwill and other identified intangibles subtracted from common equity and total assets is net of $323 million, $363 million, $317 million, $316 million and $349 million, respectively, of average tax benefits related to tax deductible goodwill and other intangibles.
(c)	Primarily relates to Newton.

Mellon Reports Earnings
Jan. 16, 2001

  SUMMARY DATA
  Mellon Financial Corporation
  Five Quarter Trend

	Quarter ended

(dollar amounts in millions, except per share amounts; common shares in thousands)	Dec. 31, 2000		Sept. 30, 2000	June 30, 2000	March 31, 2000	Dec. 31, 1999

Selected key data

Reported results (a):
Diluted earnings per share	$.52		$.51	$.50	$.50	$.47
Net income	$255		$252	$247	$253	$240
Return on equity	25.2%		25.8%	26.2%	26.0%	23.1%
Return on assets	2.17%		2.18%	2.12%	2.15%	2.01%

Operating results (b):
Diluted earnings per share	$.52		$.51	$.50	$.50	$.48
Net income	$255		$252	$247	$253	$245
Return on equity	25.2%		25.8%	26.2%	26.0%	23.5%
Return on assets	2.17%		2.18%	2.12%	2.15%	2.05%

Cash operating results (b)(c):
Diluted earnings per share	$.57		$.56	$.56	$.56	$.53
Net income	$281		$279	$274	$282	$274
Return on equity	46.4%		48.8%	51.4%	51.8%	45.6%
Return on assets	2.48%		2.50%	2.44%	2.50%	2.38%

Shareholders' equity to assets:
Reported	8.24%		8.89%	8.39%	8.13%	8.38%
Tangible (c)	5.21%		5.56%	5.03%	4.80%	4.96%

Fee revenue as a percentage of net interest and fee revenue (FTE) (d)	71%		70%	70%	71%	70%
Trust and investment fee revenue as a percentage of net interest and fee revenue (FTE) (d)	51%		50%	51%	51%	50%
Efficiency ratio excluding amortization of intangibles (d)	60%		60%	60%	60%	60%

Average common shares and equivalents outstanding:
Basic	487,398	(e)	488,188	489,480	496,740	505,891	(e)
Diluted	494,986	(e)	495,332	495,103	502,082	512,496	(e)

- continued -

Mellon Reports Earnings
Jan. 16, 2001

  SUMMARY DATA
  Mellon Financial Corporation
  Five Quarter Trend
  (continued)

	Quarter ended

(dollar amounts in millions)	Dec. 31, 2000		Sept. 31, 2000	June 30, 2000	March 31, 2000	Dec. 31, 1999

Average balances for the quarter
Money market investments	$2,492		$ 2,009	$ 2,219	$ 1,713	$ 2,267
Trading account securities	453		322	214	248	372
Securities	6,873		6,166	6,121	6,155	6,275

Total money market investments and securities	9,818		8,497	8,554	8,116	8,914
Loans	26,857		27,430	27,943	29,283	29,159

Total interest-earning assets	$36,675		$35,927	$36,497	$37,399	$38,073
Total assets	46,741	(f)	46,058	46,978	47,205	47,451	(f)
Total tangible assets (c)	45,047	(g)	44,357	45,257	45,419	45,640	(g)
Deposits	32,762		32,114	32,762	32,220	32,540
Total interest-bearing liabilities (d)	31,069		30,738	31,367	32,036	32,212
Total shareholders' equity	4,023		3,893	3,793	3,905	4,133
Tangible shareholders' equity (c)	2,410		2,269	2,147	2,190	2,388

(a)	Computed in accordance with generally accepted accounting principles.
(b)	Operating results equaled reported results in each quarter of 2000. Operating and cash operating results for the fourth quarter of 1999 exclude a $5 million after-tax net loss from divestitures.
(c)	Excludes the after-tax impact of the amortization of goodwill and other intangibles from purchase acquisitions. In addition, the amount of goodwill and other identified intangibles subtracted from common equity and total assets is net of any tax benefit.
(d)	Amounts and ratios were impacted by the fourth quarter 2000 reclassification of trust-preferred securities as an interest-bearing liability. The related expense was reclassified to interest expense from operating expense. Prior period amounts have been reclassified and ratios have been recalculated.
(e)	The basic average common shares and equivalents outstanding for the full-years 2000 and 1999, were 490,437,000 and 514,791,000, respectively. The diluted average common shares and equivalents outstanding for the full-years ended 2000 and 1999, were 496,825,000 and 521,986,000, respectively.
(f)	Average total assets for the full-years 2000 and 1999 were $46.744 billion and $49.184 billion, respectively.
(g)	Average total tangible assets for the full-years 2000 and 1999 were $45.020 billion and $47.314 billion, respectively.
Note:	All calculations are based on unrounded numbers. FTE denotes presentation on a fully taxable equivalent basis. Quarterly returns are annualized.

Mellon Reports Earnings
Jan. 16, 2001

CONDENSED CONSOLIDATED INCOME STATEMENT
Mellon Financial Corporation
Five Quarter Trend

	Quarter Ended

	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
(in millions, except per share amounts)	2000	2000	2000	2000	1999

Interest revenue
Interest and fees on loans (loan fees of $14, $15, $15, $14 and $14)	$557	$575	$563	$ 565	$ 550
Federal funds sold and securities under resale agreements	20	12	17	13	18
Interest-bearing deposits with banks	18	17	15	10	12
Other money market investments	2	1	1	1	1
Trading account securities	5	5	4	4	5
Securities	114	103	104	103	103

Total interest revenue	716	713	704	696	689
Interest expense
Interest on deposits	260	250	244	233	225
Federal funds purchased and securities under
repurchase agreements	29	27	25	23	20
Other short-term borrowings	13	20	27	34	34
Notes and debentures	62	60	57	58	59
Trust-preferred securities	20	20	19	20	20

Total interest expense	384	377	372	368	358

Net interest revenue	332	336	332	328	331
Provision for credit losses	15	10	10	10	10

Net interest revenue after provision for
credit losses	317	326	322	318	321
Noninterest revenue
Trust and investment fee revenue	591	561	565	578	546
Cash management and deposit transaction charges	86	83	83	74	76
Foreign currency and securities trading revenue	43	42	42	51	43
Financing-related revenue	58	44	43	39	56
Equity investment revenue	5	20	17	36	16
Mortgage servicing fees	3	3	2	2	2
Other	20	20	21	18	20

Total fee and other revenue	806	773	773	798	759
Net loss from divestitures	--	--	--	--	(7)
Gains on sales of securities	--	--	--	--	--

Total noninterest revenue	806	773	773	798	752
Operating expense
Staff expense	409	399	390	397	384
Professional, legal and other purchased services	72	77	70	67	73
Net occupancy expense	62	57	58	64	57
Equipment expense	40	35	38	37	42
Amortization of goodwill	28	29	29	29	29
Amortization of other intangible assets	4	3	4	8	8
Amortization of mortgage servicing assets	1	2	1	1	1
Net expense (revenue) from acquired property	--	2	1	(1)	(4)
Other expense	108	100	114	116	105

Total operating expense	724	704	705	718	695

Income before income taxes	399	395	390	398	378
Provision for income taxes	144	143	143	145	138

Net income	$255	$252	$247	$ 253	$ 240

Basic net income per share	$.52	$.52	$.50	$ .51	$ .47

Diluted net income per share	$.52	$.51	$.50	$ .50	$ .47

Note: In the fourth quarter of 2000, the trust-preferred securities were reclassified as an interest-bearing liability. The related expense was reclassified to interest expense from operating expense. Prior period amounts have been reclassified.

Mellon Reports Earnings
Jan. 16, 2001

CONDENSED CONSOLIDATED BALANCE STATEMENT
Mellon Financial Corporation

(dollar amounts in millions)	Dec. 31, 2000	Sept. 30, 2000	June 30, 2000	Dec. 31, 1999

Assets
Cash and due from banks	$3,506	$2,888	$3,580	$3,410
Money market investments	3,917	1,214	1,435	1,358
Trading account securities	276	371	151	144
Securities available for sale	7,910	5,323	5,160	5,159
Investment securities (approximate fair value of $1,027,
$1,058, $1,094 and $1,183)	1,022	1,063	1,110	1,197
Loans, net of unearned discount of $66, $74, $73 and $79	26,369	27,421	27,667	30,248
Reserve for credit losses	(393)	(400)	(401)	(403)

Net loans	25,976	27,021	27,266	29,845
Premises and equipment	698	598	572	562
Goodwill	1,993	1,951	1,979	2,077
Other intangibles	47	50	53	63
Mortgage servicing assets	24	25	22	16
Other assets	4,995	4,833	4,701	4,115

Total assets	$50,364	$45,337	$46,029	$47,946

Liabilities
Deposits in domestic offices	$33,018	$28,634	$29,626	$30,128
Deposits in foreign offices	3,872	3,111	2,992	3,293
Short-term borrowings	2,046	2,306	2,456	3,650
Other liabilities	2,764	2,732	2,563	2,430
Notes and debentures (with original maturities over one year)	3,520	3,531	3,537	3,438
Trust-preferred securities	992	991	991	991

Total liabilities	46,212	41,305	42,165	43,930
Shareholders' equity
Common stock -- $.50 par value
Authorized -- 800,000,000 shares
Issued -- 588,661,920 shares	294	294	294	294
Additional paid-in capital	1,837	1,821	1,806	1,788
Retained earnings	4,270	4,155	4,043	3,808
Accumulated unrealized (loss), net of tax	(38)	(87)	(146)	(135)
Treasury stock of 101,922,986; 100,671,971; 100,490,756; and 88,038,848 shares at cost	(2,211)	(2,151)	(2,133)	(1,739)

Total shareholders' equity	4,152	4,032	3,864	4,016

Total liabilities and shareholders' equity	$50,364	$45,337	$46,029	$47,946

Note: In the fourth quarter of 2000, the trust-preferred securities were reclassified as an interest-bearing liability. Prior period amounts have been reclassified.

Mellon Reports Earnings
Jan. 16, 2001

CONDENSED CONSOLIDATED INCOME STATEMENT
Mellon Financial Corporation

	Year ended Dec. 31,

(in millions, except per share amounts)	2000	1999

Interest revenue
Interest and fees on loans (loan fees of $58 and $59)	$2,260	$2,238
Federal funds sold and securities under resale agreements	62	41
Interest-bearing deposits with banks	60	39
Other money market investments	5	3
Trading account securities	18	19
Securities	424	419

Total interest revenue	2,829	2,759
Interest expense
Interest on deposits	987	871
Federal funds purchased and securities under repurchase agreements	104	102
Other short-term borrowings	94	131
Notes and debentures	237	225
Trust-preferred securities	79	79

Total interest expense	1,501	1,408

Net interest revenue	1,328	1,351
Provision for credit losses	45	45

Net interest revenue after provision for credit losses	1,283	1,306
Noninterest revenue
Trust and investment fee revenue	2,295	2,074
Cash management and deposit transaction charges	326	304
Foreign currency and securities trading revenue	178	173
Financing-related revenue	184	193
Equity investment revenue	78	63
Mortgage servicing fees	10	153
Other	79	140

Total fee and other revenue	3,150	3,100
Net gain from divestitures	--	127
Gains on sales of securities	--	--
Total noninterest revenue	3,150	3,227
Operating expense
Staff expense	1,595	1,559
Professional, legal and other purchased services	286	280
Net occupancy expense	241	243
Equipment expense	150	186
Amortization of goodwill	115	118
Amortization of other intangible assets	19	30
Amortization of mortgage servicing assets and purchased credit card relationships	5	113
Net expense (revenue) from acquired property	2	(14)
Other expense	438	455

Total operating expense	2,851	2,970

—continued—

Mellon Reports Earnings
Jan. 16, 2001

CONDENSED CONSOLIDATED INCOME STATEMENT
Mellon Financial Corporation
(continued)

	Year ended Dec. 31,

(in millions, except per share amounts)	2000	1999

Income before income taxes and cumulative effect of accounting change	1,582	1,563
Provision for income taxes	575	574

Income before cumulative effect of accounting change	1,007	989
Cumulative effect of accounting change	--	(26)

Net income	$1,007	$963

Earnings per share
Basic net income per share:
Income before cumulative effect of accounting change	$2.05	$1.92
Cumulative effect of accounting change	--	(.05)

Net income	$2.05	$1.87

Diluted net income per share:
Income before cumulative effect of accounting change	$2.03	$1.90
Cumulative effect of accounting change	--	(.05)

Net income	$2.03	$1.85

Note: In the fourth quarter of 2000, the trust-preferred securities were reclassified as an interest-bearing liability. The related expense was reclassified to interest expense from operating expense. Prior period amounts have been reclassified.